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                                                                    EXHIBIT 23.4



                         CONSENT OF FINANCIAL ADVISORS

         We hereby consent to the use of Annex B containing our opinion letter dated February 5, 1997 to the Board of Directors of Pacific Enterprises Corporation ("Pacific Enterprises") in the Joint Proxy Statement/Prospectus, constituting a part of the registration statement on Form S-4, relating to the combination of Pacific Enterprises and Enova Corporation and to the reference to our firm in such Joint Proxy Statement/Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                       /s/ Barr Devlin & Co. Incorporated


New York, New York
February 4, 1997